EXHIBIT 99.1

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
+1 414-319-8509

JOY GLOBAL ANNOUNCES SECOND QUARTER
FISCAL 2014 OPERATING RESULTS

Milwaukee, WI - June 5, 2014 - Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported second quarter fiscal 2014 results.

Second Quarter Summary

•	Bookings $1.0 billion, down 7 percent from a year ago

•	Service bookings growth in the quarter 8% over 2013

•	Net sales $930 million, down 32 percent from a year ago

•	Earnings per diluted share $0.73, compared to $1.69 a year ago. Adjusted earnings per diluted share $0.76, compared to $1.73 a year ago

•	Cash provided by continuing operations $142 million, compared to $1 million a year ago

•	Closed MTI underground hard rock acquisition of certain assets on May 30, 2014

Second Quarter Operating Results

"The Joy Global team continues to execute well despite significant market headwinds," said Ted Doheny, President and Chief Executive Officer. "The continued stabilization of our service business, strong cash generation and a multi-shovel order for the Canadian oil sands were highlights in the quarter," said Doheny. “Additionally, the recent closing of the Mining Technologies International Inc. transaction will add to our underground hard rock mining growth prospects. As a result, we are pleased with our second quarter performance and the steps we have taken to advance the execution of our business strategy."

Bookings - (in millions)
	Quarter Ended
	May 2, 2014	April 26, 2013	% Change
Segment:
Underground Mining Machinery	$488.0	$711.6	(31.4)%
Surface Mining Equipment	600.5	446.9	34.4%
Eliminations	(40.9)	(29.7)
Total Bookings by Segment	$1,047.6	$1,128.8	(7.2)%

Product:
Service	$697.0	$648.0	7.6%
Original Equipment	350.6	480.8	(27.1)%
Total Bookings by Product	$1,047.6	$1,128.8	(7.2)%

Consolidated bookings in the second quarter totaled $1,048 million, a decrease of 7 percent versus the second quarter of last year. Original equipment orders decreased 27 percent while service orders increased 8 percent compared to the prior year. Current quarter bookings were reduced by $2 million from the impact of foreign exchange movements versus the year ago period, a $13 million increase for original equipment and a $15 million decrease for service bookings. When adjusting for foreign exchange, orders were down 7 percent compared to the second quarter of last year, with original equipment orders down 30 percent and service orders up 10 percent.

Bookings for underground mining machinery decreased 31 percent in comparison to the second quarter of last year. Original equipment orders decreased 60 percent compared to the prior year, largely due to a longwall system order received into the U.S. in the prior year. Original equipment orders declined in all regions except Eurasia. Service orders increased 2 percent compared to the prior year, led by stronger rebuild activity in all regions. Orders for underground mining machinery were increased by $6 million from the impact of foreign exchange compared to the second quarter of last year.

Bookings for surface mining equipment increased 34 percent in comparison to the second quarter of last year. Original equipment orders increased 102 percent compared to the prior year, largely due to a multiple shovel order for a greenfield expansion project in the Canadian oil sands with deliveries in 2016. Original equipment orders increased in all regions except Africa. Service orders increased 13 percent compared to the prior year, with increases in North America, South America and Eurasia that were partially offset by reductions in Australia, China and Africa. Orders for surface mining equipment were reduced by $8 million from the impact of foreign exchange compared to the second quarter of last year.

Backlog at the end of the second quarter was $1.6 billion, compared to $1.5 billion at the beginning of the year.

Net Sales - (in millions)
	Quarter Ended
	May 2, 2014	April 26, 2013	% Change
Underground Mining Machinery	$517.9	$681.9	(24.1)%
Surface Mining Equipment	443.6	712.8	(37.8)%
Eliminations	(31.8)	(34.3)
Total Net Sales	$929.7	$1,360.4	(31.7)%

Consolidated net sales totaled $930 million, a 32 percent decrease versus the second quarter of last year. Original equipment sales decreased 58 percent and service sales decreased 8 percent compared to the prior year. Current quarter net sales were reduced by $35 million from the impact of foreign exchange versus the year ago period. When adjusting for foreign exchange, sales were down 29 percent compared to the second quarter of last year.

Net sales for underground mining machinery decreased 24 percent in comparison to the second quarter of last year. Original equipment sales decreased 47 percent compared to the prior year, with decreases in all regions. Service sales decreased 5 percent compared to the prior year, with a decline in China partially offset by increases in all other regions.

Net sales for surface mining equipment decreased 38 percent in comparison to the second quarter of last year. Original equipment sales decreased 66 percent compared to the prior year, with declines in all regions. Service sales decreased 11 percent compared to the prior year, with declines in all regions.

Operating Profit - (in millions)
	Quarter Ended
	May 2, 2014	April 26, 2013	Return on Sales
			2014	2013
Underground Mining Machinery	$71.3	$142.9	13.8%	21.0%
Surface Mining Equipment	83.5	165.6	18.8%	23.2%
Corporate Expenses	(13.6)	(16.5)
Eliminations	(10.2)	(7.6)
Subtotal, Before Unusual Items	131.0	284.4	14.1%	20.9%
Restructuring charges	(4.7)	(5.6)
Acquisition costs	(0.6)	(0.2)
Total Operating Profit	$125.7	$278.6	13.5%	20.5%

Operating profit for the second quarter of fiscal 2014 totaled $126 million, compared to $279 million in the second quarter of fiscal 2013. Excluding the unusual items listed in the table above, operating profit for the second quarter of fiscal 2014 totaled $131 million, compared to $284 million in the second quarter of fiscal 2013, and return on sales before unusual items was 14.1 percent for the second quarter of fiscal 2014, compared to 20.9 percent in the second quarter of fiscal 2013. The decrease in operating profit, before unusual items, was due to lower sales volumes, unfavorable product mix and lower manufacturing cost absorption.

Earnings Per Share Reconciliation
	Quarter Ended
	May 2, 2014		April 26, 2013
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Operating profit	$125.7		$278.6
Interest expense, net	13.8		15.2
Income tax expense	37.9		81.6
Income from continuing operations	74.0	$0.73	181.8	$1.69
Add:
Restructuring charges, net of tax	3.1	0.03	3.9	0.04
Acquisition costs, net of tax	0.4	—	0.1	—
Deduct:
Net discrete tax benefits	0.6	—	—	—
Income from continuing operations before unusual items and acquisition activities	$76.9	$0.76	$185.8	$1.73

Fully diluted earnings per share for the second quarter of fiscal 2014 totaled $0.73, compared to $1.69 in the second quarter of fiscal 2013. Excluding unusual items, fully diluted earnings per share for the second quarter of fiscal 2014 totaled $0.76, compared to $1.73 in the second quarter of fiscal 2013.

The effective income tax rate was 33.9 percent for the second quarter of fiscal 2014, compared to 31.0 percent in the second quarter of fiscal 2013. The increase in the effective tax rate for the quarter was primarily attributable to a change in geographical mix of projected earnings and a change in the net operating losses of certain foreign subsidiaries without a currently recognizable tax benefit.

Cash provided by continuing operations was $142 million for the second quarter of fiscal 2014, compared to $1 million provided by continuing operations in the second quarter of fiscal 2013. The increase in cash provided by continuing operations during the second quarter was primarily due to collection of accounts receivable, reduced pension contributions and timing of tax payments, partially offset by lower earnings.

Capital expenditures were $18 million in the second quarter of fiscal 2014, down from $32 million in the second quarter of fiscal 2013.

During the second quarter, the company repurchased approximately 138 thousand shares of its common stock for $7 million. Since inception of its share repurchase program in the fourth quarter of fiscal 2013, the company has repurchased 6.5 million shares of its common stock for $344 million, leaving $656 million available under the current Board authorization.

Market Outlook

Economic and commodity indicators presented a mixed picture during the first calendar quarter of 2014. Improving economic activity in the Eurozone was met by sluggish growth in the U.S. that was impacted by unusually severe weather. At the same time, Chinese economic activity continued to slow, but showed signs of stabilizing at a 7.5 percent growth rate. Despite the slowdown in China, global growth is trending at the second strongest level in two years and is expected to reach 3.5 percent in 2014. While improving economic conditions should drive increased demand, commodities remain oversupplied with prices in some cases at multi-year lows that continue to delay capital decisions.

Thermal coal market fundamentals in the US strengthened through April as power plant inventories reached their lowest levels since 2006 and are approaching the 100 million ton level. An extremely cold winter season along with natural gas prices averaging $4.97/mmBtu through May, have driven a nearly 20 million ton increase in coal burn in the first calendar quarter. While production is flat year-to-date, the need to replenish depleted inventories should drive production increases of 35 to 45 million tons during the second half of the year with much of this increase coming from the Illinois and Powder River Basins.

Seaborne thermal coal markets remain challenged as supply is outpacing demand growth. While demand has remained strong from China, India and Japan, limited supply reductions have driven spot pricing for seaborne thermal coal to the mid-$70’s per tonne level and resulted in the annual thermal coal benchmark being set at $81.80 per tonne, down nearly 14 percent from a year-ago. Despite improving economic conditions and the expected 3 percent increase in seaborne demand in 2014, continuing supply conditions are expected to leave prices range bound between $75 and $85 per tonne.

Chinese coal market conditions remained challenged during the first calendar quarter of 2014 as a depressed pricing environment weighed on many large producers. While China is aiming to cut coal’s share of energy use to 65 percent in 2014, coal demand is still expected to grow at 3 percent, however, there appears to be limited upside for pricing improvement as seaborne coal prices continue to pressure domestic China producers.

Facing similar pressures, met coal markets drifted lower during the first calendar quarter of 2014 with the recent $120 per tonne quarterly contract representing the weakest pricing environment since 2009. Despite steel production increasing nearly 4 percent through April, limited supply rationalization has driven met coal prices lower with current spot prices trending around $115 per tonne. Recently announced supply curtailments appear to indicate that the early stages of supply rationalization may have begun.

Again, notwithstanding the global steel production increase in the first quarter, iron ore prices have also declined and averaged $111 per tonne over the last two months largely owed to supply increases hitting the market. The slope of the seaborne iron ore cost curve provides support at the $100 to $110 level and should support prices for the remainder of the year given the expectation for global steel demand to increase above 3 percent in 2014.

After seeing an estimated market deficit of 270,000 tonnes in 2013, the global refined copper market is expected to move into surplus for the first time in four years with a projected 2014 surplus of 400,000 tonnes. The expected surpluses are a result of production increases hitting the market after several years of development. However, global copper inventories remain 27 percent below the March 2013 peak and expectations are that copper prices should average $3.10 per pound during 2014. Copper prices have held steady over the last several months as supply and demand conditions have remained relatively balanced.

The economics of oil sands remain strong as oil prices have averaged over $90 per barrel since 2010. Sustained prices at these levels continue to stimulate investment in the oil sands region given the average cost of production in the $50 to $80 range.

While global economic conditions are improving, commodity supply rationalization has yet to meaningfully materialize. As such, the backdrop of weak commodity prices continues to influence mining capital expenditure decisions. There have been some signs of stabilization, however, the current market landscape remains difficult and continues to present near-term headwinds to the mining industry.

Company Outlook

“Challenging market conditions continue to impact our business despite incremental positive signs on the horizon," continued Doheny. "When looking at seaborne coal markets, current prices are pressuring over 30 percent and 50 percent of thermal and met coal producers, respectively. The recent decline in iron ore prices has also begun to pressure the upper 20 percent of the global cost curve, which is primarily high-cost producers in China. Copper continues to have the strongest fundamentals of the major commodities we serve, with nearly 95 percent of global producers recognizing positive cash generation.

“While U.S. coal market fundamentals have improved, there is generally a lagged effect between that improvement and our bookings and this appears to be playing out now. Our company-wide service bookings increased for the second consecutive quarter versus the year ago period, however, our underground North American region was relatively flat from last year.

“One area we are seeing growth is in the oil sands market. We received a large order this quarter for several electric mining shovels which will add to our fleet currently working in the Canadian oil sands region. The Canadian oil sands represent the largest unconventional source of oil production over the next 20 years and we remain committed to the region and to providing world-class service to our fleet of equipment operating there.

“As we continue to navigate the trough of this cycle, we remain committed to controlling costs and optimizing our global manufacturing footprint. During the quarter, we executed well on our planned 2014 restructuring actions and we remain focused on balancing further actions with market conditions.

"As we look at 2014 in context of our performance during the first half of the year, we are reconfirming our guidance of revenues between $3.6 billion and $3.8 billion with earnings per fully diluted share, excluding restructuring and unusual items, in the range of $3.10 to $3.50. We expect the second half performance to be weighted towards the end of the year, rather than spread equally among the remaining quarters. We continue to project cash from continuing operations for the fiscal year, excluding discretionary pension contributions, of approximately 15 percent of sales.

“We continue to be diligent in looking for ways to maximize returns for shareholders while executing on our overall growth strategies. One of these strategies is the expansion of our offerings in the underground hard rock mining market. We recently closed on the acquisition of certain assets of Mining Technologies International Inc. This represents a great opportunity for us to expand our product portfolio in underground hard rock mining and leverage our global service capabilities in bringing significant value to our hard rock mining customers and our shareholders.

“Overall, we remain focused on delivering innovative solutions through world-class products and direct service to our customers that help make mining safer and lower their total lifecycle costs.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company's second quarter results at 11:00 a.m. EDT on June 5, 2014. Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. EDT start time of the call. A rebroadcast of the call will be available until the close of business on June 26, 2014 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm. To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call. A replay of the webcast will be available until the close of business on July 7, 2014.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential” “predict,” “should,” “will be,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. In addition, certain market outlook information and other market statistical data contained herein is based on third party sources that we cannot independently verify, but that we believe to be reliable. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

JOY-F

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Quarter Ended		Six Months Ended
	May 2, 2014	April 26, 2013	May 2, 2014	April 26, 2013

Net sales	$929,730	$1,360,435	$1,769,042	$2,510,312
Costs and expenses:
Cost of sales	651,592	909,179	1,255,770	1,682,328
Product development, selling and administrative expenses	154,534	172,953	307,563	330,234
Other income	(2,138)	(330)	(5,278)	(2,035)
Operating income	125,742	278,633	210,987	499,785

Interest expense, net	13,848	15,185	27,668	30,338
Income from continuing operations before income taxes	111,894	263,448	183,319	469,447

Provision for income taxes	37,943	81,669	60,507	145,529
Income from continuing operations	73,951	181,779	122,812	323,918

Loss from discontinued operations, net of income taxes	—	(223)	—	(225)
Net income	$73,951	$181,556	$122,812	$323,693

Basic earnings per share:
Continuing operations	$0.74	$1.71	$1.22	$3.05
Discontinued operations	—	—	—	—
Net income	$0.74	$1.71	$1.22	$3.05

Diluted earnings per share:
Continuing operations	$0.73	$1.69	$1.20	$3.02
Discontinued operations	—	—	—	—
Net income	$0.73	$1.69	$1.20	$3.02

Dividends per share	$0.175	$0.175	$0.35	$0.35

Weighted average shares outstanding:
Basic	100,346	106,426	101,071	106,334
Diluted	101,203	107,413	101,935	107,325

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	May 2, 2014	October 25, 2013
ASSETS
Current assets:
Cash and cash equivalents	$385,790	$405,709
Accounts receivable, net	917,502	1,083,663
Inventories	1,128,891	1,139,744
Other current assets	201,838	193,328
Total current assets	2,634,021	2,822,444

Property, plant and equipment, net	893,649	912,642
Other intangible assets, net	322,701	331,812
Goodwill	1,492,689	1,480,519
Deferred income taxes	39,746	41,532
Other assets	194,928	200,633
Total assets	$5,577,734	$5,789,582

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long term obligations	$58,089	$58,669
Trade accounts payable	335,319	388,119
Employee compensation and benefits	111,713	130,555
Advance payments and progress billings	403,518	399,768
Accrued warranties	73,602	85,732
Other accrued liabilities	225,953	286,063
Current liabilities of discontinued operations	11,684	11,684
Total current liabilities	1,219,878	1,360,590

Long-term obligations	1,231,572	1,256,927

Liability for postretirement benefits	19,944	20,723
Accrued pension costs	139,196	149,805
Other non-current liabilities	152,328	143,168

Shareholders' equity	2,814,816	2,858,369

Total liabilities and shareholders' equity	$5,577,734	$5,789,582

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Six Months Ended
	May 2, 2014	April 26, 2013	May 2, 2014	April 26, 2013
Operating Activities:
Net income	$73,951	$181,556	$122,812	$323,693
Loss from discontinued operations	—	223	—	225
Depreciation and amortization	32,071	28,778	64,837	48,873
Other adjustments to continuing operations, net	4,254	(47,649)	12,742	(82,851)
Changes in working capital items attributed to continuing operations:
Accounts receivable, net	50,098	(92,700)	166,177	7,705
Inventories	13,869	54,235	(15,577)	24,908
Trade accounts payable	50,125	42,478	(45,992)	(14,239)
Advance payments and progress billings	(81,271)	(117,969)	9,182	(74,157)
Other working capital items	(1,261)	(47,742)	(107,506)	(140,882)
Net cash provided by operating activities of continuing operations	141,836	1,210	206,675	93,275
Net cash used by operating activities of discontinued operations	(182)	(801)	(115)	(2,372)
Net cash provided by operating activities	141,654	409	206,560	90,903

Investing Activities:
Property, plant, and equipment acquired	(17,649)	(32,413)	(44,304)	(87,001)
Other investing activities, net	2,079	(729)	4,139	2,117
Net cash used by investing activities	(15,570)	(33,142)	(40,165)	(84,884)

Financing Activities:
Common stock issued	4,596	2,215	6,581	5,227
Dividends paid	(17,524)	(18,588)	(35,374)	(37,130)
Treasury stock purchased	(7,468)	—	(129,504)	—
Other financing activities, net	(12,651)	14,597	(26,694)	(1,083)
Net cash used by financing activities	(33,047)	(1,776)	(184,991)	(32,986)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1,854	(511)	(1,323)	(2,031)

Increase (Decrease) in Cash and Cash Equivalents	94,891	(35,020)	(19,919)	(28,998)

Cash and Cash Equivalents at the Beginning of Period	290,899	269,895	405,709	263,873

Cash and Cash Equivalents at the End of Period	$385,790	$234,875	$385,790	$234,875

Supplemental cash flow information:
Interest paid	$15,485	$16,045	$31,336	$32,231
Income taxes paid	43,743	114,653	74,511	170,693

Depreciation and amortization by segment:
Underground Mining Machinery	$17,478	$16,221	$36,212	$22,763
Surface Mining Equipment	13,917	11,837	27,209	24,679
Corporate	676	720	1,416	1,431
Total depreciation and amortization	$32,071	$28,778	$64,837	$48,873

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	May 2, 2014	April 26, 2013	Change
Net Sales By Segment:
Underground Mining Machinery	$517,878	$681,914	$(164,036)	(24.1)%
Surface Mining Equipment	443,625	712,796	(269,171)	(37.8)%
Eliminations	(31,773)	(34,275)	2,502
Total Sales By Segment	$929,730	$1,360,435	$(430,705)	(31.7)%

Net Sales By Product Stream:
Service	$656,104	$716,158	$(60,054)	(8.4)%
Original Equipment	273,626	644,277	(370,651)	(57.5)%
Total Sales By Product Stream	$929,730	$1,360,435	$(430,705)	(31.7)%

Net Sales By Geography:
United States	$357,890	$585,863	$(227,973)	(38.9)%
Rest of World	571,840	774,572	(202,732)	(26.2)%
Total Sales By Geography	$929,730	$1,360,435	$(430,705)	(31.7)%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$67,532	$137,222	13.0%	20.1%
Surface Mining Equipment	82,613	165,643	18.6%	23.2%
Corporate	(14,203)	(16,647)
Eliminations	(10,200)	(7,585)
Total Operating Income	$125,742	$278,633	13.5%	20.5%

	Six Months Ended
	May 2, 2014	April 26, 2013	Change
Net Sales By Segment:
Underground Mining Machinery	$995,341	$1,272,024	$(276,683)	(21.8)%
Surface Mining Equipment	844,321	1,318,279	(473,958)	(36.0)%
Eliminations	(70,620)	(79,991)	9,371
Total Sales By Segment	$1,769,042	$2,510,312	$(741,270)	(29.5)%

Net Sales By Product Stream:
Service	$1,228,977	$1,342,041	$(113,064)	(8.4)%
Original Equipment	540,065	1,168,271	(628,206)	(53.8)%
Total Sales By Product Stream	$1,769,042	$2,510,312	$(741,270)	(29.5)%

Net Sales By Geography:
United States	$666,801	$1,013,255	$(346,454)	(34.2)%
Rest of World	1,102,241	1,497,057	(394,816)	(26.4)%
Total Sales By Geography	$1,769,042	$2,510,312	$(741,270)	(29.5)%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$130,138	$249,105	13.1%	19.6%
Surface Mining Equipment	128,765	301,323	15.3%	22.9%
Corporate	(28,425)	(29,479)
Eliminations	(19,491)	(21,164)
Total Operating Income	$210,987	$499,785	11.9%	19.9%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	May 2, 2014	April 26, 2013	Change
Bookings By Segment:
Underground Mining Machinery	$488,052	$711,660	$(223,608)	(31.4)%
Surface Mining Equipment	600,453	446,873	153,580	34.4%
Eliminations	(40,923)	(29,729)	(11,194)
Total Bookings By Segment	$1,047,582	$1,128,804	$(81,222)	(7.2)%

Bookings By Product Stream:
Service	$696,992	$647,981	$49,011	7.6%
Original Equipment	350,590	480,823	(130,233)	(27.1)%
Total Bookings By Product Stream	$1,047,582	$1,128,804	$(81,222)	(7.2)%

	Six Months Ended
	May 2, 2014	April 26, 2013	Change
Bookings By Segment:
Underground Mining Machinery	$939,103	$1,310,427	$(371,324)	(28.3)%
Surface Mining Equipment	1,033,910	949,825	84,085	8.9%
Eliminations	(64,905)	(106,756)	41,851
Total Bookings By Segment	$1,908,108	$2,153,496	$(245,388)	(11.4)%

Bookings By Product Stream:
Service	$1,307,391	$1,236,525	$70,866	5.7%
Original Equipment	600,717	916,971	(316,254)	(34.5)%
Total Bookings By Product Stream	$1,908,108	$2,153,496	$(245,388)	(11.4)%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	May 2, 2014	January 31, 2014	October 25, 2013	July 26, 2013
Backlog By Segment:
Underground Mining Machinery	$894,989	$924,815	$951,227	$1,017,911
Surface Mining Equipment	744,560	587,732	554,971	615,397
Eliminations	(23,652)	(14,502)	(29,367)	(50,781)
Total Backlog By Segment	$1,615,897	$1,498,045	$1,476,831	$1,582,527

Backlog By Product Stream:
Service	$633,252	$592,364	$554,838	$539,787
Original Equipment	982,645	905,681	921,993	1,042,740
Total Backlog By Product Stream	$1,615,897	$1,498,045	$1,476,831	$1,582,527

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.